Excelsior Funds (the "Company")
File No. 811-8132
Semi-Annual Period Ended
February 29, 2000

Item 77:  Attachments


Exhibit Index

Sub-Item 77C: Submission of matters to a vote of security
holders.
Sub-Item 77Q1(g):	Copies of any merger or consolidation
agreement.


Sub-Item 77C: Submission of matters to a vote of security holders.

		a)November 23, 1999 - Special meeting of shareholders

		b)1. The shareholders of the Company's
Institutional Money Fund voted to approve or disapprove the following Plan of
Reorganization:

The proposed plan of reorganization and the transfer contemplated thereby, including the transfer of all of the assets and liabilities of the Company's Institutional Money Fund
(the "Transferor Fund") in exchange for
Institutional Shares of Excelsior Funds,
Inc.'s Money Fund (the "Surviving Fund"), the distribution of such Institutional Shares to the shareholders of the Institutional Fund in connection with liquidation, and the deregistration under the Investment Company
Act of 1940, as amended and the termination under State law of Excelsior Trust.

	2.	The results of the voting were as follows:

	FOR:				207,361,559	Votes
	AGAINST:		           7,921	Votes
	ABSTAINED:		  22,605,065	Votes

Sub-Item 77Q1(g):	Copies of any merger or consolidation
agreement.

Appendix A - Agreement and Plan of Reorganization dated October 15, 1999 relating to the reorganization of the Institutional Money Fund of Excelsior Funds into Excelsior Funds, Inc.'s Money
Fund is incorporated by reference to Appendix A of the Combined Prospectus/Proxy Statement of
Excelsior Funds, Inc. (File Nos. 2-92655; 811-
4088), as filed with the Securities and Exchange
Commission on September 15, 1999.